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                             UAM FUNDS, INC.
                             UAM FUNDS TRUST

                          MULTIPLE CLASS PLAN
                      PURSUANT TO SEC RULE 18F-3


I.      INTRODUCTION

        This Multiple Class Plan (the "Plan") has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") by UAM Funds, Inc. and UAM Funds Trust (the "Funds") for their portfolios and classes of their portfolios. The Plan has been approved by separate actions of a majority of the Board of Directors, and the Board of Trustees, respectively, including a majority of the directors and trustees who are not interested persons of the respective Fund, cast in person at a meeting called for the purpose of voting on such Plan. Such approval by the directors/trustees included a determination that the Plan as adopted, including the expense allocation, is in the best interests of each class individually and each of the Funds as a whole.

        The Plan, as adopted at a meeting of the Board of each Fund held on December 14, 1995 and called for such purpose, does not make any material change in the multiple classes arrangements, as to the nature of the classes offered, and expense allocations previously approved by each Board pursuant to an existing order of exemption (The Regis Fund, Inc., et al., SEC Rel. IC-20250, April 26, 1994). Before any material amendment to the Plan, a majority of the directors/trustees of each Fund, and a majority of the directors/trustees who are not interested persons of the respective Fund, shall find that the Plan as proposed to be adopted or amended, including the expense allocation, is in the best interests of each class individually and each of the Funds as a whole. Before any material amendment to the Plan, the directors/trustees shall request and evaluate such information as may be reasonably necessary to evaluate the Plan.

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II.     ELEMENTS OF THE PLAN

        The Plan provides that:

        1. Existing shares of each portfolio of a Fund ("Existing Shares") are those shares offered prior to implementation of a multiple class structure for the Portfolio.

        2. New shares of each portfolio of a Fund ("New Shares") are those separate classes of shares with characteristics designed for a particular market for mutual funds.

        3. Each class of New Shares would be identical in all respects to the Existing Shares except for its class designation, the allocation of certain expenses, voting rights (as


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described below) and exchange privileges. As a result, each portfolio's investment objectives, policies and restrictions would apply to the New Shares of any portfolio to the same extent as to the Existing Shares of such portfolio.

        4. The Existing Shares are no load and are not offered in connection with a Rule 12b-1 Distribution Plan. In addition to the current class of Existing Shares the Fund may offer several classes of New Shares (1) in connection with a Distribution Plan adopted Pursuant to Rule 12b-1 (a "Distribution Plan" or "12b-1 Plan") and/or (2) in connection with a non-Rule 12b-1 shareholder services plan ("Shareholder Services Plan"). Shares offered subject to each of the Distribution Plan or Shareholder Services Plan are hereinafter referred to as the "Distribution Shares" and "Shareholder Services Plan Shares," respectively. The Distribution Plan and the Shareholder Services Plan are sometimes collectively referred to herein as "Distribution and Service Plans." The Fund may offer an unlimited number of different classes of shares, either in connection with a Plan, with more than one Plan, or without any of the Plans.

        5. Each class shall have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (c) in all other respects the same rights and obligations as each other class.

        6. Under each class of the Distribution Plan and the Shareholder Services Plan, either the Fund (on behalf of a portfolio) or the Distributor (such election to be at the discretion of the Fund) enters into servicing agreements ("Service Agreements") with banks, broker-dealers or other institutions, including the Distributor if the Fund so elects, ("Service Organizations") concerning the provision of certain services to the customers ("Customers") of the Service Organizations, which Customers from time to time beneficially own shares which are offered pursuant to the particular Plan or Plans. In addition, Service Agreements under the Distribution Plan also contemplate an asset-based charge to compensate Service Organizations for the distribution of Distribution Shares and the provision of certain additional services to Customers, which services arguably could be considered to be distribution-related. The Shareholder Services Plan (and the Service Agreements related thereto) will be used with respect to Service Organizations authorized to provide services under a Shareholder Services Plan. The Distribution Plan (and the Service Agreements related thereto) would be used with respect to the Service Organizations authorized to provide distribution and other services under the Distribution Plan. Under each Plan, the Fund or the Distributor (which would be reimbursed by the Fund) would pay a Service Organization for its services and assistance in accordance with the terms of the relevant Plan and the particular Service Agreement. (Such payments are hereinafter referred to as "Service Payments.") Service Payments with respect to a Shareholder Services Plan are "Service Fees," and Service Payments with respect to a Distribution Plan are either "Service Fees," "asset-based sales charges" or both, as defined in
Article III, Section 26 of the National Association of Securities Dealers, Inc. ("NASD") Rules of Fair Practice.


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        7.      Consistent with the requirements of Rule 18f-3, and as
described herein, each class shall have a different arrangement for shareholder services or the distribution of securities or both, and shall pay all of the expenses of that arrangement. As set forth below each class, to the extent that it also complies with the I.R.S. Ruling governing the Funds' multiple class structure:

        (a) may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to management of the Portfolio's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes;

        (b) may pay a different advisory fee to the extent that any difference in amount paid is the result of the application of the same performance fee provisions in the advisory contract of the company to the different investment performance of each class;

        (c) expenses may be waived or reimbursed by the portfolio's Adviser, Distributor, or any other provider of services to the portfolio;

        (d)(1) income, realized and unrealized capital gains and losses, and expenses of the portfolio not allocated to a particular class (except as permitted in paragraph (d)(2) of this section) shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Portfolio;

        (d)(2) for portfolios operating under Rule 2a-7 under the 1940 Act (including the provision allowing the calculation of net assets on an amortized cost basis), and for other portfolios declaring distribution of net investment income daily that maintain the same net asset value per share in each class, may be allocated:

                (i) To each share without regard to class, provided that the Portfolio has received undertakings from its Adviser, Distributor or any other provider of services to the portfolio, agreeing to waive or reimburse the portfolio for payments to such service provider by one or more classes, to the extent necessary to assure that all classes of the portfolio maintain the same net asset value per share; or

                (ii) On the basis of relative net assets (settled shares). For purposes of this Plan, "relative net assets (settled shares)" are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the Portfolio.


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III. IMPLEMENTATION OF THE PLAN

        A.      DISTRIBUTION PLAN SERVICES

        The distribution-related services to be provided by Service Organizations to the Fund and/or its Customers under the Distribution Plan of the Fund may include, but are not limited to, the following:

                -  advertising the availability of services and products;

                - designing material to send to customers and developing methods of making such materials accessible to customers;

                -  providing information about the product needs of customers;

                - providing facilities to solicit Fund sales and to answer questions from prospective and existing investors about the Fund;

                - receiving and answering correspondence from prospective investors, including requests for sales literature, prospectuses and statements of additional information;

                - displaying and making sales literature and prospectuses available on the Service Organization's premises;

                - acting as liaison between shareholders and the Fund, including obtaining information from the Fund and providing performance and other information about the Fund; and

                - providing additional personal services and/or shareholder account maintenance services like those listed below as Shareholder Services Plan Services or additional distribution-related services as may be agreed to by the Service Organization in the future
                   (collectively, the "Distribution Plan Services").

                The Service Agreement provides for compensation to broker-dealers for their efforts to sell the Distribution Shares to their brokerage customers and prospective customers.

        B.      SHAREHOLDER SERVICES PLAN SERVICES

        The personal and account maintenance services to be provided by Service Organizations to their Customers under the Shareholder Services Plan of the Fund may include, but are not limited to, the following:



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                - acting as the sole shareholder of record and nominee for all beneficial owners;

                - maintaining account records for each shareholder who
                  beneficially owns Shareholder Services Plan Shares;

                - opening and closing accounts; answering questions and
                  handling correspondence from shareholders about their accounts;

                - processing shareholder orders to purchase, redeem and
                  exchange Shareholder Services Plan Shares;

                - posting interest;

                - handling the transmission of funds representing the
                  purchase price or redemption proceeds;

                - issuing confirmations for transactions in Shareholder
                  Services Plan Shares by shareholders

                - distributing current copies of prospectuses, statements
                  of additional information and shareholder reports;

                - assisting Customers in completing application forms,
                  selecting dividend and other account options and opening custody accounts with the Service Organization;

                - providing account maintenance and accounting support for all  transactions; and

                - similar personal services and/or shareholder account
                  maintenance services as may be agreed to by the Service Organization in the future (collectively, the "Shareholder Services Plan Services")

        Service Organizations may charge other fees to their Customers who are the beneficial owners of Distribution Shares or Shareholder Services Plan Shares in connection with their Customer accounts.1 These fees would be in addition to any amounts received by the Service Organization under a Service Agreement.


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1         Examples of these fees would include custody account fees and
"sweep" fees, i.e., a fee charged by the Service Organization for automatically moving money from an account with the Service Organization and investing it in Shareholder Services Plan Shares of the Fund.


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        C.      OTHER SERVICES

                Other services may include, but are not limited to, services not provided by existing service providers, such as the adviser, distributor, transfer agent or under a shareholder services plan or distributor plan.

        D.      APPLICATION OF PLANS TO CLASSES

        Because the Fund may sell its shares to a broad range of institutions other than banks, it is likely, as a result of legal constraints imposed on certain banks, which constraints preclude receipt of Rule 12b-1 payments in connection with the distribution of shares, the Fund would adopt a Shareholder Services Plan with respect to a separate class of New Shares of the Fund. The Shareholder Services Plan (and the Service Agreements related thereto) would be used with respect to Service Organizations authorized to provided only personal and account maintenance services under a Shareholder Services Plan and the Distribution Plan (and the Service Agreements related thereto) would be used with respect to the Service Organizations authorized to provide the distribution and distribution-related and liaison services under the Distribution Plan. The Fund may also establish additional classes of New Shares either in connection with a Shareholder Services Plan and/or a Distribution Plan or without any of such Plans. When a 12b-1 Plan and a Shareholder Services Plan are adopted with respect to a single class of shares, the Directors will apply the analysis required under Rule 12b-1(d) to the aggregate amount paid under such Plans in order to assure that, to the extent that the Plans may be deemed to overlap in some respects, compensation shall not be duplicative as a result of the use of both Plans.

        E.      CALCULATION OF NET ASSET VALUE AND ALLOCATION OF EXPENSES

        With respect to all bond portfolios and equity portfolios, the net asset value ("NAV") of all outstanding shares representing interest in the same portfolio will be computed on the same days and at the same times. The procedures for calculating NAV's of each class start with the prior day's closing NAV adjusted for net capital transactions. The gross income of all portfolios will be allocable among the classes of shares based upon the relative net asset values. The result is then divided by the number of shares outstanding relating to that class. The methodology for dividend distributions shall depend upon the dividend policy adopted for the respective portfolio. For the bond and equity portfolios, a maximum dividend rate is determined for each class's distributable income by determining the total distributable income, adding all class specific fees and expenses (described below) and then dividing the result by shares outstanding. From this maximum dividend rate incremental Class Expenses are deducted.


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2   While no class of shares of a portfolio would be offered in connection with more than one Distribution Plan or Shareholder Services Plan, a single form of each Plan might be adopted by more than one portfolio (e.g., all portfolios might adopt a common form of any one of the Plans). All portfolios may offer classes in connection with more than one Plan.


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        For money market portfolios, the maximum dividend rate by class is determined by dividing undistributed income attributable to each class by the number of shares of each class eligible to receive dividends.

        Dividends paid to each class of shares in a portfolio shall be declared and paid on the same days and at the same times and, except as noted with respect to the expenses of Service Payments and Class Expenses, shall be determined in the same manner and paid in the same amounts per outstanding share. Except for the money market portfolios (which maintain a constant net asset value per share, and declare dividends on a daily basis) the net asset value per share of the classes of shares of each Portfolio will vary.

        Expenses of the Fund that cannot be attributed directly to any one portfolio ("Fund Expenses") will be allocated to each portfolio based on the relative net assets of such portfolio.3 Fund Expenses could include, for example, Directors' fees and expenses, unallocated audit and legal fees, insurance premiums, expenses relating to shareholder reports and printing expenses.

        Certain expenses may be attributable to a particular portfolio, but not a particular class ("Portfolio Expenses"). All such Portfolio Expenses shall be allocated to each class of shares in a portfolio on the basis of the relative net asset values of the classes of that portfolio. Portfolio Expenses may include, for example, advisory fees and custodian fees, and fees related to preparation of separate documents of a particular portfolio, such as an annual report for such portfolio. Expenses borne by a portfolio shall be borne pro rata by its shareholders on the basis of the applicable net asset value of the classes of such portfolio, except for (a) the Service Payments that are made under a Distribution Plan or Shareholder Service Plan that has been adopted in connection with a class of shares and (b) Class Expenses.

        All Class Expenses incurred by a class of shares will be borned on a pro rata basis by the outstanding shares of such class. Class Expenses could consist of (a) transfer agent fees attributable to a specific class of shares; (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a class of shares; (d) the expense of personnel and services as required to support the shareholders of a specific class; (e) Directors fees or expenses incurred as a result of issues relating to one class of shares; (f) accounting expenses relating solely to one class of shares; and (g) legal expenses relating to a specific class of shares.


         All allocations of Class Expenses may be limited if necessary to preserve a portfolio's qualification as a regulated investment company under subchapter M of the Internal Revenue Code of 1986, as amended.

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3      This shall not preclude a Fund from allocating expenses, from time to time as it deems appropriate, among portfolios using alternative methods, including allocations based on the number of shares of each portfolio.

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         F.      EXCHANGES.

        Except as noted herein, each class of shares may be exchanged only for shares of the same class in another portfolios of the Fund (in all events to be limited to within the same "group of investment companies" as the term is defined in Rule 11a-3 of the Act). Exchanges will be permitted among classes should a shareholder cease to be eligible to purchase shares of the original class by reason of a change in the shareholder's status. Exchanges among classes may be made when a shareholder of a class becomes eligible to purchase shares of another class and ineligible to purchase shares of the class originally held. For example, when an investor who beneficially owned shares held by an institution becomes the holder of legal title by reason of a distribution from the institutional account. Such distributions may be occasioned by a termination of a trust and distribution of the corpus of the trust to beneficiaries. An individual would become the holder of shares designed for institutions, and the individual may desire the services offered by Service Organizations in substitution of the services formerly provided by the trustee of such trust. In such case, an exchange may occur upon the request of the shareholder.

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IV.     INITIAL CLASSES

        At the date of adoption of this Plan, the Funds have authorized the issuance of two classes of shares which are subject to this Plan:

        A.      Institutional Class

                Characteristics: No-load, no service fee or asset-based sales charge.

        B.      Institutional Service Class

                Characteristics:  Service fee, distribution fee or both.


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